CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 24, 2016, relating to the financial statements and financial highlights which appears in the August 31, 2016 Annual Report to Shareholders of Invesco Conservative Income Fund (the fund constituting the Invesco Management Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Financial Statements” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 13, 2016